Exhibit 99.1

Universal Detection Technology Effects Reverse Split of Its Common Stock

LOS ANGELES, CA -- (Marketwire) -- 07/11/12 -- Universal Detection Technology (www.udetection.com; OTCBB: UNDTD), a developer of early-warning monitoring technologies that protect against biological, chemical, and radiological threats, announced today that, on July 5, 2012, it filed a Certificate of Amendment to its Articles of Incorporation (the “Amendment”) with the California Secretary of State. The Amendment effected a 1-for-20,000 reverse split of its common stock. The reverse split was announced to the marketplace by FINRA on July 10, 2012, and was effective in the marketplace on July 11, 2012. The new symbol for Universal Detection Technology’s common stock on that date is “UNDTD.” The final “D” will be appended as the 5th character of the symbol for 20 business days including the effective date.

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About Universal Detection Technology

Universal Detection Technology (UNDT) is a developer of monitoring technologies, including chemical, biological, radiological, nuclear (CBRN), and mold detection devices. The Company, on its own and with development partners, is positioned to capitalize on opportunities related to Homeland Security. For more information, please visit www.udetection.com.

Forward Looking Statements

Except for historical information contained herein, the statements in this news release are forward-looking statements that involve known and unknown risks and uncertainties, which may cause the Company's actual results, performance and achievement in the future to differ materially from forecasted results, performance, and achievement. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company's plans or expectations. Expectations of product development and any timing related to such developments are estimates and subject to change without prior notice. It is not certain if new products will be developed according to UNDT's expectations. If developed, there is no guarantee that such products will be in demand. Sales and revenues are subject to change without notice and UNDT is not responsible to publically announce changes made to its products to the release schedule of products in development.

Source: Universal Detection Technology

Contact: info@udetection.com